Exhibit 15.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of PERAC, Kiepe Electric Group and Heramba, adjusted to give effect to the Business Combination and related transactions.

Heramba Merger Corp. and Heramba Electric plc were incorporated for the sole purpose of effectuating the Transactions. They do not meet the definition of a business. These entities have no activities other than transaction costs which are included in the transaction accounting adjustments.

Therefore, the following unaudited pro forma condensed combined statement of financial position as of December 31, 2023 combines the historical audited consolidated statement of financial position of Heramba as of December 31, 2023, the historical audited combined statement of financial position of Kiepe Electric Group as of December 31, 2023, and the historical audited balance sheet of PERAC as of December 31, 2023, giving pro forma effect to the Business Combination and the Kiepe Acquisition as if they had occurred as of December 31, 2023.

The following unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2023 includes the historical audited statement of operations of Heramba for the year ended December 31, 2023, the historical audited combined statement of profit or loss of Kiepe Electric Group for the year ended December 31, 2023, and the historical audited statement of operations of PERAC for the year ended December 31, 2023 on a pro forma basis as if the Business Combination and the Kiepe Acquisition had occurred on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with Heramba’s and PERAC’s financial statements and related notes, as applicable. The historical audited financial statements of PERAC as of and for the year ended December 31, 2023 are included in PERAC’s Annual Report on Form 10-K filed with the SEC on June 17, 2024 incorporated herein by reference. The historical audited consolidated financial statements of Heramba as of and for the year ended December 31, 2023 are included as exhibits to this report.

Description of the Transactions

Kiepe Acquisition

On July 25, 2023, Heramba and Heramba Holdings entered into the Share Purchase Agreement with Knorr-Bremse Systeme für Schienenfahrzeuge GmbH (“KB GmbH”) and Knorr-Brake Holding Corporation (“KB US” and, together with KB GmbH, “KB Sellers”), and on January 31, 2024, Heramba, Heramba Holdings, KB GmbH and KB US entered into the SPA Amendment to the Share Purchase Agreement (as amended, the “SPA”).

On February 6, 2024, KB GmbH, as sole shareholder of Kiepe Electric GmbH (“KE DE”), sold and transferred 85% of the equity interests in KE DE, as well as certain receivables and shareholder loans, to Heramba, and KB US, as the sole member of Kiepe Electric LLC (“KE US”), sold and transferred all ownership interests in KE US, as well as certain receivables, to Heramba Holdings (the “Kiepe Acquisition”). KE DE and KE US are collectively referred to herein as “Target Companies.” KB GmbH revised and updated the articles of association and the shareholders list of KE DE such that the share capital of KE DE is divided into two shares, one share having a nominal amount of EUR 850,000 (“KE DE Share 1”) and one share having a nominal amount of EUR 150,000 (“KE DE Share 2”).

The aggregate preliminary purchase price for the sale and transfer of the KE DE Share 1 and the KE US interests was EUR 4,800,000, calculated in accordance with the terms of the SPA (which such purchase price is subject to customary adjustments based on a customary closing accounts mechanism).

Heramba has the option, but is not required, to purchase all, but not less than all, of the KE DE Share 2 from KB GmbH (the “Call Option”) at any time prior to December 31, 2025 against payment of EUR 5,000,000 (the “Option Purchase Price”). KB GmbH has the option, but shall not be required, to sell all, but not less than all, of the KE DE Share 2 to Heramba (the “Put Option”) at any time between January 1, 2025 and November 30, 2025 against payment of the Option Purchase Price.

In addition to the above purchase price, an amount of EUR 15,000,000 shall be paid by Heramba and Heramba Holdings to KB Sellers as an earn-out which shall be due and payable within 30 business days from the date of submission of the audited 2023 consolidated financial statements of the Target Companies, but in any event no later than September 30, 2024 (the “2nd Purchase Price”), if the audited 2023 revenues of the Target Companies equals or exceeds EUR 141,903,100.

In addition to the above purchase price and the 2nd Purchase Price, an amount of up to EUR 9,500,000 shall be paid by Heramba and Heramba Holdings to KB Sellers as an earn-out which shall be due and payable within 30 business days from the date of submission of the audited 2024 consolidated financial statements of the Target Companies, but in any event no later than September 30, 2025 (the “3rd Purchase Price”), if the audited 2024 revenues of the Target Companies equals or exceeds certain thresholds. The 3rd Purchase Price shall be EUR 9,500,000 if the audited 2024 revenues of the Target Companies equals or exceeds EUR 190,961,200 and the 3rd Purchase Price shall be EUR 7,000,000 if the audited 2024 revenues of the Target Companies equals or exceeds EUR 164,916,680 but is less than EUR 190,961,200.

In connection with the completion of a project relating to the design, construction, delivery and commissioning of a certain number of vehicles (the “WSW Project”), Heramba may, under certain circumstances, be obligated to pay to KB GmbH, as additional purchase price, an amount of up to EUR 5,000,000 (the “WSW Earn-out”).

In addition to the above purchase price, the 2nd Purchase Price, the 3rd Purchase Price and the WSW Earn-out, an amount of EUR 5,000,000 (the “Additional Purchase Price”) shall be paid by Heramba and Heramba Holdings to KB Sellers on the later of the date of the completion of the WSW Project and March 30, 2026.

Following consummation of the Business Combination, Heramba and Heramba Holdings have the option, under certain conditions, to pay KB Sellers the 3rd Purchase Price and Optional Purchase Price, as applicable, in Holdco Ordinary Shares (such shares, the “Stock Consideration Shares”). The number of Holdco Ordinary Shares to be issued will be equal to the quotient of the 3rd Purchase Price or Optional Purchase Price, as applicable, divided by the twenty-day volume weighted average price of the Holdco Ordinary Shares on Nasdaq immediately prior to such payment.

Heramba accounted for the acquisition of the KE DE Share 1 pursuant to International Financial Reporting Standards 3, Business Combinations, (“IFRS 3”) as the accounting acquirer using the acquisition method of accounting as KE DE does meet the definition of a business. Each identifiable asset and liability were measured at its acquisition-date fair value. Non-controlling interest relating to KB GmbH’s 15% ownership were measured at fair value.

Heramba Holdings accounted for the acquisition of the KE US interests pursuant to IFRS 3 as the accounting acquirer using the acquisition method of accounting as KE US does meet the definition of a business. Each identifiable asset and liability were measured at its acquisition-date fair value.

Business Combination

On July 26, 2024, the Business Combination was closed, pursuant to the Business Combination Agreement dated October 2, 2023. The closing of the Business Combination resulted in the following transactions:

●	immediately prior to the Merger Effective Time, (1) each issued and outstanding PERAC Unit was automatically separated into its component securities and (2) the sole issued and outstanding Class B Ordinary Share, par value $0.0001 per share, of PERAC was automatically converted into one Class A Ordinary Share, par value $0.0001 per share, of PERAC;

●	at the Merger Effective Time, PERAC and Merger Sub entered into the Plan of Merger, pursuant to which Merger Sub merged with and into PERAC, with PERAC being the surviving company in the Merger and becoming a direct, wholly owned subsidiary of Holdco;

●	at the Merger Effective Time, (a) each PERAC Class A Ordinary Share issued and outstanding immediately prior to the Merger Effective Time (which, for the avoidance of doubt, included the PERAC Class A Ordinary Shares held as a result of the Unit Separation and the Closing Class B Conversion) was automatically cancelled in exchange for the right to be issued one Holdco Ordinary Share with a nominal value of €0.0001 per share, (b) each PERAC Public Warrant remained outstanding but was automatically adjusted to become one Holdco Public Warrant, (c) each PERAC Founders Warrant remained outstanding but was automatically adjusted to become one Holdco Founders Warrant, (d) each PERAC Class A Ordinary Share properly tendered for redemption and issued and outstanding immediately prior to the Merger Effective Time was automatically cancelled and ceased to exist and thus represent only the right to be paid a pro rata portion of the Trust Account established for the benefit of PERAC’s Public Shareholders in connection with PERAC’s IPO pursuant to the PERAC Articles, (e) each dissenting PERAC share issued and outstanding immediately prior to the Merger Effective Time held by a dissenting PERAC shareholder was automatically cancelled and ceased to exist and thus represent only the right to be paid the fair value of such dissenting PERAC share and such other rights as are granted by the Companies Act (As Revised) of the Cayman Islands, and (f) each ordinary share of Merger Sub issued and outstanding at the Merger Effective Time was automatically cancelled in consideration for the issuance of one validly issued, fully paid and non-assessable ordinary share of par value $1.00 in the Surviving Company;

●	immediately following the Merger Effective Time, pursuant to the Share Contribution Agreement, dated June 27, 2024, entered into by and between the Seller and Holdco, the Seller transferred as a contribution to Holdco, and Holdco assumed from the Seller, the shares in Heramba, all of which were held by the Seller, in exchange for the issuance by Holdco of 36,700,000 Holdco Ordinary Shares to Seller; and

●	all Deferred Ordinary Shares in the capital of Holdco with a nominal value of €1.00 each shall within one month of the Merger Effective Time be surrendered by the holder thereof to Holdco for nil consideration and such Holdco Deferred Shares shall thereafter be held as treasury shares by Holdco in satisfaction of the minimum capital requirements for a public limited company under Irish law.

Other Agreements

Non-Redemption Agreement

On July 25, 2023, PERAC entered into the Non-Redemption Agreements with one or more unaffiliated third parties in exchange for them each agreeing not to redeem an aggregate of 760,000 Public Shares in connection with certain proposals considered and voted upon at the Extraordinary General Meeting, in exchange for PERAC agreeing to issue or cause to be issued to each such investor 138,000 Holdco Ordinary Shares at the time of PERAC’s initial business combination. PERAC has since entered into additional Non-Redemption Agreements with unaffiliated third parties on the same or similar terms reflecting the above ratio of non-redeemed Class A Ordinary Shares to Holdco Ordinary Shares. Pursuant to all such Non-Redemption Agreements, PERAC issued to such investors an aggregate of 1,645,596 Holdco Ordinary Shares.

Vendor Agreement Amendments

In July 2024, PERAC entered into several service provider fee agreements with certain service providers pursuant to which an aggregate of 690,000 Class A Ordinary Shares of PERAC (or equivalent securities of the post-combination company) was delivered to such service providers upon consummation of the Business Combination.

Backstop Non-Redemption Agreements

On April 30, 2024 and July 10, 2024, PERAC entered into the Backstop Non-Redemption Agreements with the Backstop Investors in exchange for the Backstop Investors agreeing to rescind or reverse all redemption demands delivered prior to the redemption deadline for the Business Combination Meeting with respect to PERAC’s Class A Ordinary Shares to be acquired by such Backstop Investors, up to an aggregate of 1,500,000 Backstop Investor Shares. The Backstop Investors are also lenders under certain loan agreements (the “Backstop Loan Agreements”) with an affiliate of Heramba (the “Heramba Affiliate”), which agreements included execution of the Backstop Non-Redemption Agreements as a closing condition.

Additionally, if a Backstop Investor is unable to purchase the applicable amount of Backstop Investor Shares pursuant to its respective Backstop Non-Redemption Agreement, then PERAC will issue Class A ordinary shares (or cause the issuance of Holdco Ordinary Shares) to such Backstop Investor in an amount equal to the difference between the Share Cap and the number of Backstop Investor Shares acquired by the Backstop Investor. PERAC will have no obligation to issue or cause the issuance of any Replacement Shares if the Closing does not occur.

A total of $2,600,000 was received by Heramba Affiliate pursuant to the Backstop Loan Agreements as of July 11, 2024.

Accounting for the Business Combination

The Business Combination was accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, PERAC were treated as the “acquired” company for financial reporting purposes, and Heramba was the accounting “acquirer”. This determination was primarily based on below:

●	Heramba’s current shareholders hold a majority of the voting power of the combined company post Business Combination;

●	Heramba’s operations substantially comprise the ongoing operations of the combined company;

●	Heramba is the larger entity in terms of substantive operations and employee base; and

●	Heramba’s senior management comprises the senior management of the combined company.

Another determining factor was that PERAC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination was accounted for as a capital reorganization, within the scope of IFRS 2, Share-Based Payments, (“IFRS 2”). The net assets of PERAC were stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to PERAC over the fair value of PERAC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and was expensed as incurred.

Basis of Pro Forma Presentation

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is for informational purposes only.

The following table sets out the share ownership of Holdco following the Closing(1):

	Ownership in Shares	%
Heramba Shareholders	36,700,000	78.0%
PERAC Public Shareholders(2)(3)	2,558,992	5.4%
PERAC Initial Shareholders(4)	6,594,415	14.0%
Service providers(5)	690,000	1.5%
Backstop Investors(6)	500,000	1.1%
Total	47,043,407	100.0%

(1)	Does not give effect to the issuance of any shares issuable upon the exercise of warrants.

(2)	The shares held by PERAC Public Shareholders include the 1,645,596 Holdco Ordinary Shares issued pursuant to the Non-Redemption Agreements.

(3)	Includes Holdco Ordinary Shares issued in exchange for PERAC Public Shares that were held by the PERAC Initial Shareholders as PERAC Public Shareholders.

(4)	Includes 6,594,415 Holdco Ordinary Shares issued in exchange for the PERAC Founder Shares.

(5)	In July 2024, PERAC entered into several service provider fee agreements with certain service providers pursuant to which an aggregate of 690,000 Holdco Ordinary Shares were delivered to such service providers upon consummation of the Business Combination.

(6)	On April 30, 2024 and July 10, 2024, PERAC entered into the Backstop Non-Redemption Agreements with the Backstop Investors in exchange for the Backstop Investors agreeing to rescind or reverse all redemption demands delivered prior to the redemption deadline for the Business Combination Meeting with respect to PERAC’s Class A Ordinary Shares to be acquired by such Backstop Investors, up to an aggregate of 1,500,000 Backstop Investor Shares. Additionally, if a Backstop Investor is unable to purchase the applicable amount of Backstop Investor Shares pursuant to its respective Backstop Non-Redemption Agreement, then PERAC will issue Class A ordinary shares (or cause the issuance of Holdco Ordinary Shares) to such Backstop Investor in an amount equal to the difference between the Share Cap and the number of Backstop Investor Shares acquired by the Backstop Investor. PERAC issued 500,000 Holdco Ordinary Shares to the Backstop Investor upon the consummation of the Business Combination.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF DECEMBER 31, 2023(1)
(In Euros and in thousands)

	Heramba (IFRS)	Kiepe Electric Group (IFRS)	Transaction Accounting Adjustments for Kiepe Acquisition (IFRS) (A)	Adjusted Kiepe Electric Group (IFRS)	Consolidated Heramba (IFRS)	PERAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Intangible assets, net	€—	€13,688	€(6,984)	€6,704	€6,704	€—	€—	€—		€6,704
Goodwill	—	4,321	(4,321)	—	—	—	—	—		—
Property, plant and equipment, net	—	22,440	(119)	22,321	22,321	—	—	—		22,321
Financial assets	—	119	6,045	6,164	6,164	—	—	—		6,164
Deferred tax assets	—	79	(79)	—	—	—	—	—		—
Deferred offering costs	—	—	—	—	—	15,758	—	(15,758)	N	—
Investments held in trust account	—	—	—	—	—	105,074	—	(98,581)	B	—
								211	C
								2,376	D
								(9,080)	E
Non-current assets	—	40,647	(5,458)	35,189	35,189	120,832	—	(120,832)		35,189
Inventories, net	—	53,072	1,476	54,548	54,548	—	—	—		54,548
Prepaid expenses and other current assets	1,540	—	—	—	1,540	—	—	—		1,540
Trade receivables, net	—	46,302	(2,185)	44,117	44,117	—	—	—		44,117
Other financial assets	—	1,561	5,467	7,028	7,028	—	—	—		7,028
Other assets	—	6,554	815	7,369	7,369	—	—	—		7,369
Contract assets	—	27,661	1,783	29,444	29,444	—	—	—		29,444
Receivables from related parties	—	4,560	(4,560)	—	—	—	—	—		—
Cash and cash equivalents	1,023	32,535	(9,713)	22,822	23,845	116	—	(211)	C	36,806
								9,080	E
								(963)	F
								309	G
								(7,950)	H
								2,355	I
								725	J
								9,500	Q
Current assets	2,563	172,245	(6,917)	165,328	167,891	116	—	12,845		180,852
Total assets	€2,563	€212,892	€(12,375)	€200,517	€203,080	€120,948	€—	€(107,987)		€216,041

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION — (Continued)
AS OF DECEMBER 31, 2023(1)
(In Euros and in thousands)

	Heramba (IFRS)	Kiepe Electric Group (IFRS)	Transaction Accounting Adjustments for Kiepe Acquisition (IFRS) (A)	Adjusted Kiepe Electric Group (IFRS)	Consolidated Heramba (IFRS)	PERAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Commitments and contingencies
PERAC Class A ordinary shares subject to possible redemption	€—	€—	€—	€—	€—	€104,983	€(104,983)	€—		€—
EQUITY
PERAC Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—	—	—	—	—	—		—
PERAC Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 6,594,414 shares issued and outstanding (excluding 10,879,358 shares subject to possible redemption)	—	—	—	—	—	1	—	—	K	—
								(1)	L

Irish Holdco ordinary shares, €0.0001 nominal value	—	—	—	—	—	—	—	1	L	5
								4	M
								—	N
								—	R

PERAC Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 1 share issued and outstanding	—	—	—	—	—	—	—	—	L	—
Irish Holdco subscribed capital	—	—	—	—	—	—	—	25	M	25
Heramba subscribed capital	25	—	—	—	25	—	—	(25)	M	—
Net investment attributable to Parent	—	59,730	(59,730)	—	—	—	—	—		—
Share premium	—	—	—	—	—	—	—	(6,642)	F	94,650
								8,989	K
								—	L
								6,753	M
								—	N
								(30,368)	O
								115,918	P
								—	R
Accumulated losses	(3,114)	—	31,547	31,547	28,433	(4,865)	—	(211)	C	(87,485)
								—	D
								(10,585)	F
								(7,950)	H
								(6,757)	M
								30,368	O
								(115,918)	P
Non-controlling interest	—	—	3,340	3,340	3,340	—	—	—		3,340
Other comprehensive income	—	1,681	(1,681)	—	—	—	—	—		—
Total Equity (Deficit)	(3,089)	61,411	(26,524)	34,887	31,798	(4,864)	—	(16,399)		10,535

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF FINANCIAL POSITION — (Continued)
AS OF DECEMBER 31, 2023(1)
(In Euros and in thousands)

	Heramba (IFRS)	Kiepe Electric Group (IFRS)	Transaction Accounting Adjustments for Kiepe Acquisition (IFRS) (A)	Adjusted Kiepe Electric Group (IFRS)	Consolidated Heramba (IFRS)	PERAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
LIABILITIES
Warrant liabilities	—	—	—	—	—	599	—	—		599
Accrued offering costs	—	—	—	—	—	15,758	—	(15,758)	N	—
PERAC Class A ordinary shares subject to possible redemption	—	—	—	—	—	—	104,983	(98,581)	B	—
								211	C
								2,376	D
								(8,989)	K
Other provisions	—	17,326	(16,581)	745	745	—	—	—		745
Acquisition liabilities at fair value	—	—	21,449	21,449	21,449	—	—	—		21,449
Other liabilities	—	7,374	17,483	24,857	24,857	—	—	—		24,857
Non-current liabilities	—	24,700	22,351	47,051	47,051	16,357	104,983	(120,741)		47,650
Accounts payable and accrued expenses	830	23,827	(599)	23,228	24,058	3,661	—	16,264	F	43,983
Accrued expenses – related party	—	—	—	—	—	358	—	—		358
Promissory note	4,668	—	—	—	4,668	—	—	—		4,668
Promissory note – related party	—	—	—	—	—	453	—	309	G	762
Backstop Investors Loan	—	—	—	—	—	—	—	2,355	I	2,355
Loan payable	—	—	—	—	—	—	—	725	J	725
Bridge loan payable	—	—	—	—	—	—	—	9,500	Q	9,500

Provisions for other employee benefits	—	548	187	735	735	—	—	—		735
Other provisions	—	22,334	310	22,644	22,644	—	—	—		22,644
Financial liabilities	—	1,305	6,740	8,045	8,045	—	—	—		8,045
Other liabilities	—	8,350	(2,053)	6,297	6,297	—	—	—		6,297
Contract liabilities	—	65,965	(8,529)	57,436	57,436	—	—	—		57,436
Liabilities to related parties	154	4,258	(4,258)	—	154	—	—	—		154
Income tax liabilities	—	194	—	194	194	—	—	—		194
Current liabilities	5,652	126,781	(8,202)	118,579	124,231	4,472	—	29,153		157,856
Total liabilities	5,652	151,481	14,149	165,630	171,282	20,829	104,983	(91,588)		205,506
Total equity and liabilities	€2,563	€212,892	€(12,375)	€200,517	€203,080	€120,948	€—	€(107,987)		€216,041

(1)	The unaudited pro forma condensed combined statement of financial position as of December 31, 2023 combines the historical audited consolidated statement of financial position of Heramba as of December 31, 2023, the historical audited combined statement of financial position of Kiepe Electric Group as of December 31, 2023, and the historical audited balance sheet of PERAC as of December 31, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS
FOR THE YEAR ENDED DECEMBER 31, 2023(1)
(In Euros and in thousands, except share and per share amounts)

	Heramba (IFRS)	Kiepe Electric Group (IFRS)	Transaction Accounting Adjustments for Kiepe Acquisition (IFRS) (AA)	Adjusted Kiepe Electric Group (IFRS)	Consolidated Heramba (IFRS)	PERAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined
Revenue	€—	€152,807	€—	€152,807	€152,807	€—	€—	€—		€152,807
Other operating expenses	(2,818)	(28,133)	—	(28,133)	(30,951)	—	(4,577)	333	CC	(151,113)
								(115,918)	FF
Change in inventory of finished and unfinished goods	—	(3,032)	—	(3,032)	(3,032)	—	—	—		(3,032)
Own work capitalized	—	3,167	—	3,167	3,167	—	—	—		3,167
Other operating income	—	2,564	—	2,564	2,564	—	—	—		2,564
Cost of materials	—	(67,397)	—	(67,397)	(67,397)	—	—	—		(67,397)
Personnel expenses	—	(55,211)	—	(55,211)	(55,211)	—	—	—		(55,211)
Depreciation, amortization and impairment	—	(3,601)	(654)	(4,255)	(4,255)	—	—	—		(4,255)
Formation and operating costs	—	—	—	—	—	(4,577)	4,577	—		—
Operating income (loss)	(2,818)	1,164	(654)	510	(2,308)	(4,577)	—	(115,585)		(122,470)
Interest income	—	1,202	—	1,202	1,202	—	—	—		1,202
Interest expenses	(296)	(1,279)	—	(1,279)	(1,575)	—	—	(36)	GG	(1,611)
Other financial result	—	108	—	108	108	—	—	—		108
Bargain purchase gain	—	—	31,547	31,547	31,547	—	—	—		31,547

Loss on change in fair value of derivative liability – forward purchase agreement	—	—	—	—	—	(1,710)	—	1,710	EE	—
Gain on change in fair value of warrant liabilities	—	—	—	—	—	188	—	—		188
Gain on waiver of deferred underwriting commissions by underwriter	—	—	—	—	—	423	—	—		423
Interest and dividend income on investments held in Trust Account	—	—	—	—	—	9,050	—	(9,050)	BB	—
Profit (loss) before taxes	(3,114)	1,195	30,893	32,088	28,974	3,374	—	(122,961)		(90,613)
Income tax expense	—	(788)	—	(788)	(788)	—	—	—		(788)
Profit (loss)	€(3,114)	€407	€30,893	€31,300	€28,186	€3,374	€—	€(122,961)		€(91,401)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF PROFIT OR LOSS — (Continued)
FOR THE YEAR ENDED DECEMBER 31, 2023(1)
(In Euros and in thousands, except share and per share amounts)

	Heramba (IFRS)	Kiepe Electric Group (IFRS)	Transaction Accounting Adjustments for Kiepe Acquisition (IFRS) (AA)	Adjusted Kiepe Electric Group (IFRS)	Consolidated Heramba (IFRS)		PERAC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 2)	Transaction Accounting Adjustments	Pro Forma Combined
Non-controlling interest					(4,695)	DD				(4,695)

Net income (loss) attributable to the Combined Company					€23,491					€(96,096)

Basic and diluted net income per share, Class A ordinary shares							€0.13

Basic and diluted net income per share, Class B ordinary shares							€0.13

Pro forma weighted average number of shares outstanding – basic and diluted										47,043,407

Pro forma loss per share – basic and diluted										€(1.94)

(1)	The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2023 combines the historical audited statement of operations of Heramba for the year ended December 31, 2023, the historical audited combined statement of profit or loss of Kiepe Electric Group for the year ended December 31, 2023, and the historical audited statement of operations of PERAC for the year ended December 31, 2023.

(2)	Please refer to Note 5 — Net Loss per Share for details.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1. Basis of the presentation

The accompanying unaudited pro forma condensed combined statement of financial position as of December 31, 2023 combines the historical audited consolidated statement of financial position of Heramba as of December 31, 2023, the historical audited combined statement of financial position of Kiepe Electric Group as of December 31, 2023, and the historical audited balance sheet of PERAC as of December 31, 2023, giving pro forma effect to the Business Combination and the Kiepe Acquisition as if they had occurred as of December 31, 2023.

The accompanying unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2023 includes the historical audited statement of operations of Heramba for the year ended December 31, 2023, the historical audited combined statement of profit or loss of Kiepe Electric Group for the year ended December 31, 2023, and the historical audited statement of operations of PERAC for the year ended December 31, 2023 on a pro forma basis as if the Business Combination and the Kiepe Acquisition had occurred on January 1, 2023, the beginning of the earliest period presented.

The unaudited pro forma condensed combined statement of financial position as of December 31, 2023, has been derived from:

●	the historical audited financial statements of PERAC as of December 31, 2023, and the related notes thereto included in the PERAC’s Annual Report on Form 10-K filed with the SEC on June 17, 2024 incorporated herein by reference;

●	the historical audited consolidated financial statements of Heramba as of December 31, 2023, and the related notes thereto included as exhibits to this report; and

●	the historical audited combined financial statements of Kiepe Electric Group as of December 31, 2023, and the related notes thereto included as exhibits to this report.

The unaudited pro forma condensed combined statement of profit or loss for the year ended December 31, 2023, has been derived from:

●	the historical audited financial statements of PERAC for the year ended December 31, 2023, and the related notes thereto included in the PERAC’s Annual Report on Form 10-K filed with the SEC on June 17, 2024 incorporated herein by reference;

●	the historical audited consolidated financial statements of Heramba for the year ended December 31, 2023, and the related notes thereto included as exhibits to this report; and

●	the historical audited combined financial statements of Kiepe Electric Group for the year ended December 31, 2023, and the related notes thereto included as exhibits to this report.

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that PERAC will experience. Heramba and PERAC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The accompanying unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. PERAC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the accompanying unaudited pro forma condensed combined financial information.

PERAC does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3; rather, the Business Combination was accounted for as a capital reorganization in accordance with IFRS 2. See Accounting for the Business Combination for more details.

Heramba Merger Corp. and Heramba Electric plc were incorporated for the sole purpose of effectuating the merger. They do not meet the definition of a business. These entities have no activities other than transaction costs which are included in the transaction accounting adjustments.

The historical financial statements of Heramba and Kiepe Electric Group have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the Euro (“EUR” or “€”). The historical financial statements of PERAC have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by Heramba and Kiepe Electric Group. One adjustment required to convert PERAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify PERAC Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2.

The historical financial statements of PERAC have been translated into and are presented in EUR for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

●	at the period end exchange rate as of December 31, 2023 of US$1.00 to EUR€0.905953 for the balance sheet; and;

●	the average exchange rate for the year ended December 31, 2023, of US$1.00 to EUR€0.924702 for the statement of operations for the period ending on that date.

This information should be read together with PERAC’s financial statements and related notes, and “PERAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included in PERAC’s Annual Report on Form 10-K filed with the SEC on June 17, 2024 incorporated herein by reference, Heramba’s financial statements and related notes, and “Heramba’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included as exhibits in this report, and Kiepe’s financial statements and related notes, and “Kiepe’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included as exhibits in this report.

2. Conversion and Reclassification of PERAC’s Financial Statement

The historical financial information of PERAC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. One adjustment required to convert PERAC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to reclassify PERAC Class A Ordinary Shares subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require PERAC to redeem the ordinary shares and PERAC has an irrevocable obligation to deliver cash or another financial instrument for such redemption.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align PERAC’s historical financial information in accordance with the presentation of Heramba’s and Kiepe Electric Group’s historical financial information.

3. Adjustments to Unaudited pro forma Condensed Combined Statement of Financial Position as of December 31, 2023.

The Transaction Accounting Adjustments are as follows.

A.	Reflects the allocation, on a preliminary basis, of the cost associated with the acquisition of KE DE and KE US under the acquisition method of accounting on February 6, 2024. The Company based the preliminary allocation of the purchase price on estimates and assumptions that are subject to change within the purchase price allocation period, which is generally one year from the acquisition date. The purchase accounting is not yet complete, and as such, the final allocation may be subject to future adjustments, including, but not limited to, inventory, contract assets, intangible assets, and certain income tax matters. The following table summarizes the preliminary allocation of the purchase price for the Kiepe Acquisition: (the table below is expressed in euros and in thousands).

February 6, 2024
Fair value of consideration:
Cash paid at closing	€4,800
2nd purchase price earn-out	13,342
3rd purchase price earn-out	2,022
Less: Call option	(1,001)
Add: Put option	2,086
WSW Earn-out	5,000

Total	€26,249

Allocated to:
Cash and cash equivalents	€27,622
Accounts receivable	44,117
Inventory	54,548
Contract assets	29,444
Other assets	20,561
Fixed assets	22,321
Accounts payable	(23,228)
Contract liabilities	(57,436)
Other provisions - current	(22,644)
Other current liabilities	(15,271)
Other liabilities	(25,602)
Total identifiable net assets acquired	€54,432

Non-controlling interests	€3,340

Excess of net assets acquired before allocation to identifiable intangible assets and bargain purchase gain over purchase price	€(24,843)

While a final determination of the value of the identifiable intangibles has not been completed, management has made an initial determination that €6.7 million should be allocated to identifiable intangible assets. The preliminary excess of fair value of the net assets acquired over the purchase price results in a bargain purchase gain. Management believes the acquisition will ultimately result in a bargain purchase gain, because the seller was motivated to divest such business as it was no longer part of the seller’s long-term strategy (the table below is expressed in euros and in thousands).

	Amount	Estimated useful life (Years)
Tradename – Trademark (1)	€966	15
Intellectual property – Technology license rights (2)	161	5
Customer base (3)	5,577	10
	6,704
Bargain purchase gain	(31,547)
	€(24,843)

(1)	The tradename was preliminarily valued using a Relief of Royalty Method (“ROR”). The ROR reflects the present value of the royalties that could be earned by licensing the tradename and the cost to realize those revenues and an appropriate discount rate to reflect the time value and risk associated with the cash flows.

(2)	The intellectual property was preliminarily valued using a Relief of Royalty Method (“ROR”). The ROR reflects the present value of the royalties that could be earned by licensing the intellectual property after taking into account technological obsolescence and the cost to realize those revenues and an appropriate discount rate to reflect the time value and risk associated with the cash flows.

(3)	These customer relationships were preliminarily valued using the Mutli-Period Excess Earnings Method (“MPEEM”). The MPEEM reflects the present value of the operating cash flows generated by existing customer relationships after taking into account retention of the customers and the cost to realize the revenue and an appropriate discount rate to reflect the time value and risk associated with the cash flows.

B.	Reflects (i) the redemption of 4,226,571 PERAC Class A Ordinary Shares for an aggregate redemption payment of €41.5 million at a redemption price of approximately €9.83 per share in April 2024, and (ii) the redemption of 5,739,391 PEGR Class A ordinary shares for aggregate redemption payments of €57.1 million at a redemption price of approximately €9.94 per share in July 2024.

C.	Reflects the deposit of €0.2 million into the Trust Account to extend the Combination Period subsequent to December 31, 2023 and the accretion to PEGR Class A ordinary shares subject to possible redemption.

D.	Reflects the interest income earned in the Trust Account subsequent to December 31, 2023 and the accretion to PEGR Class A ordinary shares subject to possible redemption.

E.	Reflects the liquidation and reclassification of €9.1 million of funds held in the Trust Account to cash and bank balances that becomes available following the Business Combination.

F.	Represents preliminary estimated transaction costs expected to be incurred by PERAC and Heramba of approximately €12.7 million and €7.3 million, respectively, for legal, accounting and printing fees incurred as part of the Business Combination.

For the PERAC Transaction Costs, €2.1 million of these fees have been accrued as of the pro forma statement of financial position date. The remaining amount of €10.6 million is reflected as an adjustment to accumulated deficit. The PERAC Transaction Costs exclude any payment of deferred underwriting commission. On April 17, 2023 and April 27, 2023, by formal notice in writing to PERAC and at PERAC’s request, JPM and BofA, respectively, constituting all of the IPO Underwriters, gratuitously waived their rights to 100% of the deferred underwriting commission. Upon the waiver, PERAC reduced the liability by recording a portion of the waiver to accumulated deficit, and a portion as a gain on the waiver, in a manner consistent with the original allocation of the deferred underwriting fee payable. The waiver has already been reflected in PERAC’s historical financial statements as of and for the period ended December 31, 2023, and thus no additional adjustment is needed.

For the Heramba Transaction Costs, €0.5 million of these fees have been accrued and €0.2 million of these fees have been paid as of the pro forma statement of financial position date. The remaining amount of €6.6 million is included as an adjustment to share premium.

G.	Reflects the receipt of cash proceeds from the issuance of promissory note to related party.

H.	Reflects the cash payment to the Backstop Investors upon the consummation of the Business Combination.

I.	Reflects the receipt of cash proceeds in connection with the Loan Agreements entered with the Backstop Investors on April 30, 2024 and July 10, 2024.

J.	Reflects the receipt of cash proceeds from an unaffiliated third party. PEGR, the Sponsor and such third party expect to negotiate and execute definitive documentation with respect to the repayment of such funds.

K.	Represents the reclassification of 913,396 shares of PERAC Class A Ordinary Shares subject to possible redemption to permanent equity since such shares are no longer subject to redemption upon the Closing of the Business Combination.

L.	Reflects the exchange of 7,507,810 PERAC Class A Ordinary Shares and 1 PERAC Class B Ordinary Share into the same number of Holdco Ordinary Shares with a nominal value of €0.0001.

M.	Reflects the issuance of 36,700,000 Holdco Ordinary Shares to current shareholders of Heramba and 690,000 Holdco Ordinary Shares to service providers for compensation.

N.	Reflects the issuance of 1,645,596 Holdco Ordinary Shares to unaffiliated third parties for no consideration in exchange for them agreeing not to redeem an aggregate of 9,062,716 Public Shares.

O.	Represents the elimination of PERAC’s historical accumulated losses after recording the accretion as described in (C) above, the transaction costs to be incurred by PERAC as described in (F) above, the cash payments to the Backstop Investors as described in (H) above, and the compensation as described in (M) above.

P.	Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of the shares issued by Heramba and the fair value of PERAC’s identifiable net assets at the date of the Business Combination, resulting in a €115.9 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of approximately €9.79 per share (as of July 26, 2024).

	Shares	(in 000s)
PERAC shareholders	10,343,407
Deemed costs of shares to be issued to PERAC shareholders		€101,297
Net assets of PERAC as of December 31, 2023		100,119
Less: PERAC Transaction Costs		(10,585)
Add: interest income earned in the Trust Account		2,376
Less: Effect of the April Redemptions and July Redemptions		(98,581)
Less: cash payment to the Backstop Investors		(7,950)
Adjusted net assets of PERAC as of December 31, 2023		(14,621)
Difference – being IFRS 2 charge for listing services		€115,918

Q.	Represents the cash proceeds of €9.5 million received by Kiepe Electric GmbH from entering into the bridge loan facility agreement with its minority shareholder KB SfS.

R.	Reflects the issuance of 500,000 Replacement Shares in connection with the Backstop Non-Redemption Agreements entered into on July 10, 2024.

4.	Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statements of Profit or Loss for the Year Ended December 31, 2023

The Transaction Accounting Adjustments are as follows:

AA.	Reflect the amortization of the values assigned to the intangible assets acquired as summarized in the Note (A) of the statement of financial position adjustments above.

BB.	Reflect the elimination of interest income generated from the investments held in Trust Account.

CC.	Reflect the elimination of office and administrative support fees paid by PERAC to the Sponsor.

DD.	Represents the non-controlling interest as if the Business Combination had occurred on January 1, 2023.

EE.	Represents the elimination of change in fair value of derivative liability relating to the terminated Forward Purchase Agreement as if the Business Combination had occurred on January 1, 2023.

FF.	Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the deemed costs of shares issued by Heramba over the fair value of PERAC’s identifiable net assets at the date of the Business Combination.

GG.	Represents the interest expense accrued on the Loan Agreement entered with the Backstop Investors on July 10, 2024 as if the Business Combination had occurred on January 1, 2023.

5. Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2023. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. Any potential dilutive securities have been excluded from the calculation of diluted net loss per share given that their effects would be anti-dilutive.

For the year ended December 31, 2023
Weighted average shares outstanding – basic and diluted
Heramba Shareholders	36,700,000
PERAC Public Shareholders(1)(2)	2,558,992
PERAC Initial Shareholders(3)	6,594,415
Service provider(4)	690,000
Backstop Investors(5)	500,000
Total	47,043,407

(1)	The shares held by PERAC Public Shareholders include the 1,645,596 Holdco Ordinary Shares issued pursuant to the Non-Redemption Agreements.

(2)	Includes Holdco Ordinary Shares issued in exchange for PERAC Public Shares that were held by the PERAC Initial Shareholders as PERAC Public Shareholders.

(3)	Includes 6,594,415 Holdco Ordinary Shares issued in exchange for the PERAC Founder Shares.

(4)	In July 2024, PERAC entered into several service provider fee agreements with certain service providers pursuant to which an aggregate of 690,000 Holdco Ordinary Shares were delivered to such service providers upon consummation of the Business Combination.

(5)	On April 30, 2024 and July 10, 2024, PERAC entered into the Backstop Non-Redemption Agreements with the Backstop Investors in exchange for the Backstop Investors agreeing to rescind or reverse all redemption demands delivered prior to the redemption deadline for the Business Combination Meeting with respect to PERAC’s Class A Ordinary Shares to be acquired by such Backstop Investors, up to an aggregate of 1,500,000 Backstop Investor Shares. Additionally, if a Backstop Investor is unable to purchase the applicable amount of Backstop Investor Shares pursuant to its respective Backstop Non-Redemption Agreement, then PERAC will issue Class A ordinary shares (or cause the issuance of Holdco Ordinary Shares) to such Backstop Investor in an amount equal to the difference between the Share Cap and the number of Backstop Investor Shares acquired by the Backstop Investor. PERAC issued 500,000 Holdco Ordinary Shares to the Backstop Investor upon the consummation of the Business Combination.